Restricted Stock Award

Granted by

BLUE HILLS BANCORP, INC.

under the

BLUE HILLS BANCORP, INC.
2015 EQUITY INCENTIVE PLAN

This restricted stock agreement (“Restricted Stock Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2015 Equity Incentive Plan (the “Plan”) of Blue Hills Bancorp, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided or made available to each person granted a Restricted Stock Award pursuant to the Plan. The holder of this Restricted Stock Award (the “Participant”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Capitalized terms used herein but not defined will have the same meaning as in the Plan. Any reference to the “Bank” herein shall refer to Blue Hills Bank and any reference to “Employer” shall mean either or both the Company and the Bank.

1.	Name of Participant____________________________________________________________

2.Date of Grant: ___________, 20__

3.	Total number of shares of Company common stock, $0.01 par value per share, covered by the Restricted Stock Award:
(subject to adjustment pursuant to Section 9 hereof).

4.	Vesting Schedule. Except as otherwise provided in this Agreement, this Restricted Stock Award first becomes earned in accordance with the vesting schedule specified herein.

Date	Vested Portion of Award
__________ __, 201_	__%
__________ __, 201_	__%
__________ __, 201_	__%
__________ __, 201_	__%
__________ __, 201_	__%

Vesting will automatically accelerate pursuant to Sections 2.9 and 4.1 of the Plan (in the event of death, Disability or Involuntary Termination at or following a Change in Control).

5.    Grant of Restricted Stock Award.

The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be either registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock, or registered in the name of, and delivered to, the Participant. Notwithstanding the foregoing, the Company may, in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.
If certificated, the certificates evidencing the Restricted Stock Award will bear a legend restricting the transferability of the Restricted Stock. The Restricted Stock awarded to the Participant will not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

6.	Terms and Conditions.

6.1	The Participant will have the right to vote the shares of Restricted Stock awarded hereunder on matters which require shareholder vote.

6.2
Any cash dividends or distributions declared with respect to shares of Stock subject to the Restricted Stock Award will be delayed and distributed to the Participant at the time the Restricted Stock vests. No dividend will be paid with respect to any Restricted Stock Award subject to performance-based vesting conditions unless and until the Participant vests in such Restricted Stock Award. Any stock dividends declared on shares of Stock subject to a Restricted Stock Award will be subject to the same restrictions and will vest at the same time as the shares of Restricted Stock from which said dividends were derived.

7.	Delivery of Shares.
Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

8.    Change in Control.

8.1	In the event of an Involuntary Termination at or following a Change in Control, all Restricted Stock Awards held by the Participant will become fully vested.

8.2	A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

9.    Adjustment Provisions.
This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.
10.    Effect of Termination of Service on Restricted Stock Award.
10.1    This Restricted Stock Award will vest as follows:

(i)
Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, all Restricted Stock will vest as to all shares subject to an outstanding Award, whether or not immediately vested, at the date of Termination of Service.

(ii)
Disability. In the event of the Participant’s Termination of Service by reason of Disability, all Restricted Stock will vest as to all shares subject to an outstanding Award, whether or not immediately vested, at the date of Termination of Service.

(iii)
Retirement. In the event of the Participant’s Termination of Service by reason of the Participant’s Retirement, any Restricted Stock award that has not vested as of the date of Termination of Service will expire and be forfeited. “Retirement” shall have the meaning set forth in Section 8.1(dd) of the Plan (i.e., retirement from employment as an Employee on or after attainment of age 65 or retirement as a Director on or after attainment of the latest age at which a Director is eligible for election or appointment as a voting member of the Board under the Company’s charter or if there are no age limitations for serving as a Director, then age 75).

(iv)	Termination for Cause. If the Participant’s Service has been terminated for Cause, all Restricted Stock granted to a Participant that has not vested will expire and be forfeited.

(v)
Other Termination. If a Participant terminates Service for any reason other than due to death, Disability, Retirement or for Cause, all shares of Restricted Stock awarded to the Participant which have not vested as of the date of Termination of Service will expire and be forfeited.

11.    Employee Covenants regarding Non-solicitation, Confidentiality and Non-disparagement.

In consideration for the receipt of this Award, during the term of the Participant’s employment and for the twelve (12) months following the date of termination of the Participant’s employment with the Company and/or the Bank (collectively, the “Employer”), the Participant shall not, directly or indirectly:

(i)     hire or attempt to hire any employee of the Employer, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Employer, or solicit business from any customer of the Employer or their subsidiaries, divert or attempt to divert any business from the Employer or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Employer or any other person or entity associated or doing business with the Employer (or proposing to become associated or to do business with the Employer) to terminate such person’s or entity’s relationship with the Employer (or to refrain from becoming associated with or doing business with the Employer) or in any other manner to interfere with the relationship between the Employer and any such person or entity;

(ii)     divulge, use, furnish, disclose or make accessible to anyone, other than to an employee or director of the Employer with a reasonable need to know, any knowledge or information with respect to confidential or secret data, procedures or techniques of the Employer, provided, however, that nothing in this Section shall prevent the disclosure by the Participant of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section by the Participant or which is otherwise lawfully acquired by the Participant; or

(iii)    make any public statements that disparage the Employer or any subsidiary of the Employer or the business practices of the Employer, or any subsidiary of the Employer, except to the extent required by law or by a court or other governmental agency of competent jurisdiction.

12.    Miscellaneous.

12.1	No Restricted Stock Award will confer upon the Participant any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

12.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

12.3	Restricted Stock Awards are not transferable prior to the time such Awards vest in the Participant.

12.4	This Restricted Stock Award will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

12.5
This Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.
BLUE HILLS BANCORP, INC.
By:
Its:

PARTICIPANT’S ACCEPTANCE*
The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2015 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2015 Equity Incentive Plan.
PARTICIPANT

* You must signify your acceptance of the Award by signing and returning a copy of this Award Agreement to Cheryl Haynes, Senior Vice President, Human Resources, within 10 business days of the Date of Grant specified on page 1. If you do not sign and return a copy of this Award Agreement within 10 business days, your Restricted Stock Award will be deemed forfeited.